                        AGREEMENT AND PLAN OF REORGANIZATION


                                    By and among

                          PROSPECT MEDICAL HOLDINGS, INC.

                                        and


                          SIERRA MEDICAL MANAGEMENT, INC.
                                        and
                            SINNADURAI E. MOORTHY, M.D.,
                            KARUNYAN ARULANANTHAM, M.D.,
                                        and
                                JAYARATNAM JAYAKUMAR
                                      Sellers












                                 September 23, 1997

                                 TABLE OF CONTENTS



                                                                                               Page
                                                                                               ----
ARTICLE 1.     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
               1.1    Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
               1.2    Other Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE 2.     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
               2.1    Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . .2
               2.2    Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .3
               2.3    Effect on Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .3
               2.4    Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . .3
               2.5    Board of Directors, Officers . . . . . . . . . . . . . . . . . . . . . . . .4
               2.6    No Further Ownership Rights in Sierra Medical Management
                      Common . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
               2.7    Payment of Cash Consideration. . . . . . . . . . . . . . . . . . . . . . . .4
               2.8    Delivery of Jayakumar Promissory Note. . . . . . . . . . . . . . . . . . . .4
               2.9    Issuance of Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
               2.10   Tax Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
               2.11   Section 203 of the DGCL Not Applicable . . . . . . . . . . . . . . . . . . .4

ARTICLE 3.     REPRESENTATIONS AND WARRANTIES OF
               SIERRA MEDICAL MANAGEMENT AND SELLERS . . . . . . . . . . . . . . . . . . . . . . .5
               3.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
               3.2    Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
               3.3    No Consent Required; No Violations . . . . . . . . . . . . . . . . . . . . .6
               3.4    No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
               3.5    Financial Statements, Books and Records. . . . . . . . . . . . . . . . . . .6
               3.6    Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
               3.7    No Material Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
               3.8    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
               3.9    Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
               3.10   Right to Premises; Condition of the Property and Premises. . . . . . . . . .8
               3.11   Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
               3.12   Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
               3.13   No Litigation and Insurance. . . . . . . . . . . . . . . . . . . . . . . . .8
               3.14   Violation of Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
               3.15   No Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . .9
               3.16   No Bankruptcy Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . .9
               3.17   Employees and Employee Benefits. . . . . . . . . . . . . . . . . . . . . . .9
               3.18   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
               3.19   Environmental Conditions . . . . . . . . . . . . . . . . . . . . . . . . . 10
               3.20   Bank Accounts; Securities. . . . . . . . . . . . . . . . . . . . . . . . . 10
               3.21   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10


                                                 i



                                                                                              Page
                                                                                              ----
               3.22   Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . 10
               3.23   Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
               3.24   No Untrue Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
               3.25   Certain Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
               3.26   Section 203 of the DGCL Not Applicable . . . . . . . . . . . . . . . . . . 11

ARTICLE 4.     REPRESENTATIONS AND WARRANTIES OF PROSPECTAND PROSPECT
               ACQUISITION CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
               4.1    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
               4.2    Prospect Acquisition Corporation Capital Structure . . . . . . . . . . . . 11
               4.3    Prospect Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . 12
               4.4    Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
               4.5    No Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
               4.6    No Violation of Other Obligations. . . . . . . . . . . . . . . . . . . . . 12
               4.7    No Consent Required. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
               4.8    No Bankruptcy Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . 13
               4.9    No Untrue Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
               4.10   Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
               4.11   No Litigation and Insurance. . . . . . . . . . . . . . . . . . . . . . . . 13
               4.12   Violation of Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
               4.13   Inspections. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
               4.14   Shares of Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . 14
               4.15   Section 203 of the DGCL Not Applicable . . . . . . . . . . . . . . . . . . 14

ARTICLE 5.     COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . 14
               5.1    Ordinary Course. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
               5.2    Dividends; Changes in Stock. . . . . . . . . . . . . . . . . . . . . . . . 14
               5.3    Issuance of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . 15
               5.4    Governing Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
               5.5    No Solicitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
               5.6    No Dispositions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
               5.7    Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
               5.8    Business Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
               5.9    Other Actions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
               5.10   Advise of Changes; Government Filings. . . . . . . . . . . . . . . . . . . 15
               5.11   Accounting Methods . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
               5.12   Tax-Deferred Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . 16
               5.13   Compensation, Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . 16
               5.14   Sierra Management Agreement. . . . . . . . . . . . . . . . . . . . . . . . 16


                                                 ii


                                                                                               Page
                                                                                               ----
ARTICLE 6.     ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
               6.1    Access to Information. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
               6.2    Legal Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . 17
               6.3    Sierra Medical Management Stockholders' Approval . . . . . . . . . . . . . 17
               6.4    Blue Sky Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
               6.5    Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
               6.6    Delivery of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . 17
               6.7    Update to Disclosures. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
               6.8    Good Faith . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
               6.9    State Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
               6.10   Amended Leases.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
               6.11   Securities Issues. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 7.     CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
               7.1    Conditions to Each Party's Obligations to Effect the
                      Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
               7.2    Conditions to Obligations of Prospect and Prospect
                      Acquisition Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . 19
               7.3    Conditions to Obligations of Sierra Medical Management . . . . . . . . . . 20

ARTICLE 8.     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
               8.1    Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
               8.2    Filing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
               8.3    Closing Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
               8.4    Payment of Cash Consideration. . . . . . . . . . . . . . . . . . . . . . . 21
               8.5    Execution of Jayakumar Employment Agreement. . . . . . . . . . . . . . . . 21
               8.6    Execution of Jayakumar Noncompetition Agreement. . . . . . . . . . . . . . 22
               8.7    Delivery of Jayakumar Promissory Note. . . . . . . . . . . . . . . . . . . 22

ARTICLE 9.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
               COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE 10.    PAYMENT OF EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE 11.    TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . 22
               11.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
               11.2   Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
               11.3   Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
               11.4   Extension, Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24


                                                iii


                                                                                               Page
                                                                                               ----
ARTICLE 12.    GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
               12.1   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
               12.2   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
               12.3   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
               12.4   Binding Nature . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
               12.5   Integration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
               12.6   Incorporation of Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . 25
               12.7   Good Faith . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
               12.8   Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
               12.9   Dispute. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
               12.10  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
               12.11  Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . . 27
               12.12  Best Efforts; Further Assurances . . . . . . . . . . . . . . . . . . . . . 27

                        AGREEMENT AND PLAN OF REORGANIZATION


       THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 23rd day of September, 1997 by and among PROSPECT MEDICAL HOLDINGS, INC., a Delaware corporation ("Prospect"), on the one hand, and SIERRA MEDICAL MANAGEMENT, INC., a Delaware corporation ("Sierra Medical Management") and SINNADURAI MOORTHY, M.D., KARUNYAN ARULANANTHAM, M.D. and
JAYARATNAM JAYAKUMAR as shareholders of Sierra Medical Management (each, a "Seller," collectively, "Sellers"), on the other hand.

                                       RECITALS

       A. Prospect Medical Group, Inc., a California professional corporation ("Prospect Medical Group"), on the one hand, and Sierra Primary Care Medical Group, Inc., a California professional corporation ("Sierra Medical Group"), Drs. Moorthy and Arulanantham and the Arulanantham Charitable Remainder Trust entered into an Agreement for the Purchase and Sale of Stock that provides for the acquisition by Prospect and Prospect Medical Group of Sierra Medical Group and Sierra Medical Management (the "Acquisition");

       B. Pursuant to the Stock Purchase Agreement and in order to consummate the Acquisition, Sellers have caused the formation of Sierra Medical Management and have transferred certain management functions of Sierra Medical Group to Sierra Medical Management;

       C. Under the terms of this Agreement, the parties intend to cause the merger of Prospect Acquisition Corporation, Inc., a Delaware corporation and a wholly owned subsidiary of Prospect ("Prospect Acquisition Corporation") with Sierra Medical Management in what is intended as a partially tax-deferred exchange;

       D. Subject to the provisions of this Agreement, Prospect Acquisition Corporation shall execute a Certificate of Merger (the "Certificate of Merger") in substantially the form attached hereto as Exhibit A, which provides for the merger (the "Merger") of Sierra Medical Management with and into Prospect Acquisition Corporation at the time provided for in Article Eighth thereof (the "Merger Date").

       E. Concurrent with the filing of the Certificate of Merger, pursuant to Sections 2.3 and 2.4 of this Agreement, 10,000 shares of Common Stock, $.01 par value of Sierra Medical Management issued and outstanding ("Sierra Medical Management Common") will be converted into $625,000 cash, a promissory note, in the principal amount of $250,000, 600,000 shares of Common Stock, $.01 par value, of Prospect ("Prospect Common"), and options to purchase 3,500 shares of Prospect Common (the "Option"). Concurrent with the Merger, Prospect Medical Group shall purchase the shares of Sierra Medical Group pursuant to the terms of the Stock Purchase Agreement. Following the Merger, in accordance with the terms of this Agreement, Sierra Medical Management shall be a wholly-owned subsidiary of Prospect.

       F. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and the conditions precedent to the consummation of the Merger.

       NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, the parties hereby agree as follows:


                                      ARTICLE 1.

                                     DEFINITIONS

       1.1 CERTAIN DEFINITIONS. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires:

              (a) "Stock Purchase Agreement" shall mean that certain Agreement for the Purchase and Sale of Stock, by and among Prospect Medical Group, Sierra Medical Group, Sinnadurai E. Moorthy, M.D., Karunyan Arulanantham, M.D. and Karunyan Arulanantham, M.D. as Trustee of the Arulanantham Charitable Remainder Trust.

              (b)    "SEC" shall mean the Securities and Exchange Commission.

       1.2 OTHER DEFINITIONS. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement and the Stock Purchase Agreement, and, whenever such terms are used in this Agreement they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires. Additionally, certain references to a disclosure schedule or exhibits that are not attached hereto shall be deemed to relate to the schedules or exhibits attached to the Stock Purchase Agreement.


                                      ARTICLE 2.

                                      THE MERGER

       2.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, a Certificate of Merger shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 2.2) and thereafter delivered to the Secretary of State of the State of Delaware, for filing, in accordance with the Delaware General Corporation Law as soon as practicable on or after the Closing Date (as defined in Article 8 of this Agreement). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or such time thereafter as is provided by the Certificate of Merger (the "Effective Time").

       2.2 EFFECTS OF THE MERGER. At the Effective Time, (a) Sierra Medical Management shall be merged with and into Prospect Acquisition Corporation, which shall be the surviving corporation and which shall be named Sierra Medical Management (the "Surviving Corporation"), and the separate existence of Sierra Medical Management shall cease, (b) except for assuming the name of Sierra Medical Management, the Certificate of Incorporation of Prospect Acquisition Corporation immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; (c) the Bylaws of Prospect Acquisition Corporation shall be the Bylaws of the Surviving Corporation; (d) the directors of the Surviving Corporation shall be as set forth in Section 2.5 hereof; (e) the officers of the Surviving Corporation shall be as set forth in
Section 2.5 hereof; and (f) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

       2.3 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the issued and outstanding shares of Sierra Medical Management Common:

              (a) CONVERSION OF SIERRA MEDICAL MANAGEMENT COMMON. Other than fractional shares as provided in Section 2.3(b), the Sierra Medical Management Common issued and outstanding immediately prior to the Effective Time shall be converted, without any action on the part of the holders thereof, into shares of Prospect Common (hereinafter the "Stock Exchange Ratio") such that shareholders of Sierra Medical Management collectively will own 600,000 shares of the Prospect Common.

              (b) FRACTIONAL SHARES. No fractional shares of Prospect Common shall be issued, but in lieu thereof each holder of shares of Sierra Medical Management Common who would otherwise be entitled to receive a fraction of a share of Prospect Common (after aggregating all fractional shares of Prospect Common to be received by such holder) shall receive from Prospect an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) the fraction of a share to which such holder would otherwise be entitled, multiplied by (ii) the average closing bid price of a share of Prospect Common for the ten
(10) most recent days on which Prospect Common has traded on the OTC Bulletin Board ending the trading day immediately prior to the Closing Date.

       2.4    EXCHANGE OF CERTIFICATES.

              (a) PROSPECT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Prospect shall cause to be issued, the shares of Prospect Common issuable pursuant to Section 2.3 in exchange for outstanding shares of Sierra Medical Management Common, to the persons and in the amounts listed hereinbelow.

     Holder                             Number of Shares of Prospect Common
     ------                             -----------------------------------
     Sinnadurai E. Moorthy, M.D.                       270,000
     Karunyan Arulanantham, M.D.                       270,000
     Jayaratnam Jayakumar                               60,000

       2.5    BOARD OF DIRECTORS, OFFICERS.  Upon the Effective Time:

              (a) The directors of Prospect Acquisition Corporation shall be directors of the Surviving Corporation and shall be named in the Certificate of Merger and each shall remain a director from the Effective Time until such director's successor shall have been elected and shall qualify, or as otherwise provided in the By-laws of the Surviving Corporation.

              (b) The officers of the Surviving Corporation shall be as named in the Certificate of Merger and shall each hold office from the Effective Time until such officer's successor shall have been elected and shall qualify, or as otherwise provided in the By-laws of the Surviving Corporation.

              (c) If at the Effective Time a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided in the Bylaws of the Surviving Corporation.

       2.6 NO FURTHER OWNERSHIP RIGHTS IN SIERRA MEDICAL MANAGEMENT COMMON. All Sierra Medical Management Common delivered upon the surrender for exchange of shares of Prospect Common in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Sierra Medical Management Common. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Sierra Medical Management Common which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

       2.7 PAYMENT OF CASH CONSIDERATION. Concurrent with the filing of the Certificate of Merger, Prospect shall pay by wire transfer or other immediately available funds, the aggregate cash consideration of $625,000 to Jayaratnam Jayakumar.

       2.8 DELIVERY OF JAYAKUMAR PROMISSORY NOTE. Concurrent with the filing of the Certificate of Merger, Prospect Acquisition Corporation shall deliver a non-negotiable promissory note in the principal amount of $250,000 (the "Jayakumar Promissory Note") to Jayaratnam Jayakumar, the form of which is attached hereto as Exhibit C.

       2.9 ISSUANCE OF OPTION. Concurrent with the filing of the Certificate of Merger, Prospect shall issue the Option to Jayaratnam Jayakumar, the form of which is attached hereto as Exhibit B.

       2.10 TAX TREATMENT. The parties intend that the Merger will be a reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

       2.11 SECTION 203 OF THE DGCL NOT APPLICABLE. The provisions of Section 203 of the Delaware General Corporation Law will not, prior to the termination of this Agreement, apply to this Agreement, the Merger or the transactions contemplated hereby and thereby.

                                      ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES OF
                       SIERRA MEDICAL MANAGEMENT AND SELLERS

       Sierra Medical Management and Sellers, individually, hereby represent and warrant to Prospect and Prospect Acquisition Corporation as follows:

       Sellers represent and warrant that the statements contained in this
Article 3 will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as otherwise specifically set forth in the schedules attached hereto and initialed by the parties.

       3.1 ORGANIZATION. Sierra Medical Management is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sierra Medical Management has all requisite authority to own, lease, and operate its business and to carry on its business as currently being conducted. Sierra Medical Management is duly qualified to transact its business in the State of California as a foreign corporation under the name of AM Medical Management, Inc. and does not conduct business in any other state.

       3.2 AUTHORIZATION. Sellers have good title to the Sierra Medical Management Common, free and clear of all Liens, and full right, power, authority and legal capacity, to execute and deliver this Agreement, and to carry out the transactions contemplated hereby without the consent of any other person. All action on the part of Sellers and Sierra Medical Management necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity. Sellers are the only shareholders of Sierra Medical Management. The authorized number of shares of Sierra Medical Management is One Hundred Thousand (100,000), all of one class, of which only Ten Thousand (10,000) shares are issued and
outstanding, fully paid and nonassessable and held by Sellers.   Of such Ten
Thousand (10,000) outstanding shares, Three Thousand Four Hundred Eighty Four (3,484), Three Thousand Four Hundred Eighty Four (3,484), and Three Thousand Thirty Two (3,032) shares are owned by Dr. Moorthy, Dr. Arulanantham and Jayaratnam Jayakumar, respectively. The Sierra Medical Management Common was issued in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 3.2, Sellers have full voting power over the Sierra Medical Management Common, subject to no outstanding subscriptions, options, rights, convertible securities, preemptive rights, buy-sell agreements, or any agreements or commitments of any kind that obligate Sierra Medical Management or the Sellers to (a) purchase or otherwise receive or be issued any shares of Sierra Medical Management Common or any security or liability of any kind convertible into or exchangeable for any such Sierra Medical Management Common, (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of Sierra Medical

Management, (c) convert or exchange any securities for shares of Sierra Medical Management Common, (d) participate in the equity, income or election of directors or officers of Sierra Medical Management, or (e) take or refrain from taking any actions as shareholders of Sierra Medical Management. Other than this Agreement and the transactions contemplated hereby, there is no contract, commitment or agreement between Sellers and any other person with respect to the disposition of any shares of the Sierra Medical Management Common.

       3.3 NO CONSENT REQUIRED; NO VIOLATIONS. Neither the execution of this Agreement by Sellers, nor the performance by Sellers of their obligations hereunder requires the consent of any third party, which has not been obtained and delivered to Purchaser. Neither this Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Sierra Medical Management or any of the Sellers is a party or by which Sierra Medical Management or a Seller may be bound. Neither this Agreement nor any of the transactions contemplated hereunder violates, or shall, to the best knowledge of Sellers, violate, conflict with, result in a default under or breach any legally protected right of any individual or entity or the articles of incorporation or bylaws of Sierra Medical Management.

       3.4 NO DEFAULT. Sierra Medical Management is not in default under the terms of any lease, contract, document, understanding, agreement or instrument to which it is a party or by which it is bound, nor has any event occurred that will constitute a default by Sierra Medical Management under any of the same following the passage of time or consummation of any of the transactions contemplated hereunder, nor has Sierra Medical Management or any Seller received any notice of any default under any of the same. To the best knowledge of Sellers, no acceleration or other right to accelerate, terminate, modify, cancel, create a security interest, or otherwise change any existing agreement will be created as a result of the consummation of any of the transactions contemplated hereunder.

       3.5 FINANCIAL STATEMENTS, BOOKS AND RECORDS. Sellers have previously delivered to Prospect an initial balance sheet indicating capitalization of $200,000 (the "Sierra Medical Management Balance Sheet"). At the date of the Sierra Medical Management Balance Sheet and as of the Closing Date, Sierra Medical Management will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the Sierra Medical Management Balance Sheet or the notes thereto except for liabilities incurred in the ordinary course of business since the date of said balance sheet which are usual and normal in amount.

       3.6 CONDUCT OF BUSINESS. Between the date of the execution of this Agreement and the Closing, Sellers shall (a) cause Sierra Medical Management to carry on its business in substantially the same manner as it has previously done, (b) use their best efforts to maintain and preserve the assets of Sierra Medical Management in good condition and repair, and to prevent the imposition of any Liens on such assets, (c) not liquidate or dissolve Sierra Medical Management, take any steps to do same, or inform any third person or entity that Sierra Medical Management or Sellers have done or intend to do the same, (d) not permit Sierra Medical Management to enter into any material agreements without the written consent of Prospect, which consent shall not be unreasonably withheld, and (e) not permit Sierra Medical Management to enter into any material transactions not in the ordinary course of business without the written consent of Prospect, which consent shall not be unreasonably withheld.

       3.7    NO MATERIAL CHANGES.

              (a) Except as contemplated hereby or consented to by Prospect, between the date of this Agreement and the Closing there will not have been any voluntary or involuntary sale, assignment, license or other disposition, of any kind, of any material property or material right of Sierra Medical Management's business.

              (b) Except as contemplated hereby or consented to by Prospect, between the date of this Agreement and the Closing, neither Sellers nor Sierra Medical Management:

                     (i) shall incur any debts, liabilities or obligations of any kind, whether absolute or contingent, due or to become due, or any security interests, liens, loans encumbering Sierra Medical Management's business, or any other encumbrances incurred by Sierra Medical Management or by Sellers in connection with Sierra Medical Management's business except for:

                            a)     current liabilities incurred for services
rendered or goods supplied in the ordinary course of the operations of Sierra Medical Management's business;

                            b)     liabilities on account of taxes and
governmental charges not yet due, but not penalties, interest or fines in respect thereof; or

                            c)     obligations or liabilities incurred by virtue
of the execution of this Agreement.

                     (ii) shall pay any extraordinary compensation, bonuses or distributions to Sellers, or any employee of Sierra Medical Management or Sellers.

       3.8 TAXES. There are no delinquent federal or state corporate income or franchise taxes or any federal, state or local corporate income or franchise tax assessments due or owing by Sierra Medical Management. No extensions of time or requests therefor or waiver thereof have been made or are presently pending or effective with respect to such reports, returns or taxes ("Taxes"). Sierra Medical Management has timely filed or will cause to be filed on its own behalf all tax returns (federal, state and local) required to be filed on or before the Closing Date, and all Taxes shown to be due and payable on said returns have been paid. There are no actions, suits, proceedings, investigations, audits, claims or liens now pending against or related to Sierra Medical Management regarding any tax or assessment. No claim for any additional tax, assessment or reassessment is being asserted against Sierra Medical Management or proposed by any tax authority; and Sellers have not been notified of, and there are no facts or circumstances known to Sierra Medical Management or Sellers which could result in any claim being asserted with respect to any such Taxes. There is no action, dispute, suit, proceeding, investigation or audit pending or threatened against Sierra Medical Management in respect of any Taxes.

       3.9 TITLE TO ASSETS. The assets of Sierra Medical Management are free and clear of all Liens.

       3.10 RIGHT TO PREMISES; CONDITION OF THE PROPERTY AND PREMISES. Sierra Medical Management (i) lawfully occupies the offices where its business operations are located ("Premises") and (ii) there are no unpaid rental payments or any other applicable amounts now due and payable by Sierra Medical Management with respect to the Premises or any uncured default by Sierra Medical Management.

       3.11   CONTRACTS.

              (a) Sellers have furnished to Prospect, for Prospect's inspection and review, true and complete copies of all contracts, agreements, leases, documents, written understandings, instruments, loan documents and security agreements to which Sierra Medical Management is a party, and any and all other documents concerning any Liens against the Sierra Medical Management Common or any asset of Sierra Medical Management, in each case in excess of $10,000.

              (b) There are no guarantees by Sierra Medical Management of any obligations or indebtedness whatsoever of the Sellers, or any third person or entity.

              (c) Sierra Medical Management and Sellers are not parties to, or bound by, any contract which in any manner limits or restricts them from competing in any line of business or carrying on or expanding the nature or geographical scope of their business.

              (d)    The contracts of Sierra Medical Management referred to in
Section 3.11(a) are valid, binding and enforceable obligations and in full force and effect and have been entered into in the ordinary course of business or otherwise, consistent with past practice, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity. Sierra Medical Management and Sellers have not received any notice from any other party to a contract of the termination or threatened termination, thereof, nor any material claim, dispute or controversy with respect thereto, and to Seller's best knowledge, no other event has occurred which would allow any other party to terminate any such contract of Sierra Medical Management, nor have Sellers received notice of any asserted claim of default, breach or violation of, any such contract which failure of performance or default would be materially adverse to the business, condition (financial or otherwise), operations, results of operations, net worth, working capital, assets, reserves or prospects of Sierra Medical Management, taken as a whole.

       3.12 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Sellers and Sierra Medical Management, except as may be set forth in the schedules to the Stock Purchase Agreement.

       3.13 NO LITIGATION AND INSURANCE. Except as may be set forth in the schedules to the Stock Purchase Agreement, there is no pending litigation, judgment, appeal, investigation or asserted claim or, to Sierra Medical Management's and Sellers' best knowledge, any threatened investigation, judgment, appeal, unasserted claim, or governmental investigation, relating to Sierra Medical Management ("Action"), and Sellers are not aware of any facts or circumstances existing as of July 15, 1997, which could serve as a basis for an Action against or affecting Sierra Medical Management or which seeks or threatens to restrain, enjoin or prohibit or to obtain damages from Sierra Medical Management. Neither Sierra Medical Management nor Sellers are subject to any judgment, decree, order or writ of any court, agency, authority, arbitration panel or other tribunal which would materially and adversely affect Sierra Medical Management.

       3.14 VIOLATION OF LAWS. To the best knowledge of the Sellers, neither Sierra Medical Management nor Sellers are in violation of any law, rule, regulation or administrative or judicial order pertaining to Sierra Medical Management's business and which is material to the conduct of Sierra Medical Management's business (including, without limitation, licensing, health care, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Agreement would violate where such violation would have a materially adverse effect on Sierra Medical Management. Sierra Medical Management has not been charged with, threatened with, nor is under any investigation with respect to, any charge concerning any violation of any provision of any such law, rule, regulation or order.

       3.15 NO BROKERS OR FINDERS. Neither Sierra Medical Management nor Sellers have incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, and if either Sierra Medical Management or Sellers incurred any such liability, such liability shall be and remain the sole responsibility of the Sellers, and Sierra Medical Management and Sellers shall indemnify, defend and hold Prospect harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees), arising out of or relating to such liability.

       3.16 NO BANKRUPTCY PROCEEDINGS. Neither Sierra Medical Management nor any Seller on behalf of Sierra Medical Management has (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors,
(c) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or compromise to its creditors generally.

       3.17 EMPLOYEES AND EMPLOYEE BENEFITS. Sierra Medical Management has no employees.

       3.18 CONFIDENTIALITY. To the best knowledge of Sellers, Sierra Medical Management has maintained the confidentiality of all business records as required by and in conformance with all applicable state and federal laws and regulations and has not transferred any patient records to any individual or entity against the request of any patient regarding transferring his or her patient information or records.

       3.19 ENVIRONMENTAL CONDITIONS. To the best knowledge of Sellers and the Company and except as set forth in Schedule 3.19 of the Disclosure Schedule, there are no (a) material defects in the physical condition of the Premises;
(b) unremediated material incidents of non-compliance regarding the Premises with zoning, land use, building, safety and fire laws; and (c) unremediated material incidents of non-compliance of the Premises with respect to applicable environmental laws, rules and regulations. To the best knowledge of Sellers and except as set forth in Schedule 3.19 of the Disclosure Schedule, no "Hazardous Substances" (as defined below) have been released on any part of the Premises and no soil, air, surface water, ground water or structural contamination exists on any of the Premises. As used herein "Hazardous Substances" shall include (i) all of those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" in (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), as amended,
(b) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ. ("RCRA"), and (c) the Hazardous Materials Transportation Act, 49 U.S.C. Appx. Section 1801, ET SEQ., and in the regulations promulgated pursuant to said laws or any amendment thereto or replacement thereof; (ii) all of those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (40 CFR Part 302 and amendments thereto) as hazardous substances; (iii) all of those substances defined as "hazardous wastes" in Sections 25100 ET SEQ. of the California Health & Safety Code, or as "hazardous substances" in Sections 25316 and 25281 of the California Health & Safety Code or Section 736(f)(3) of the California Code of Civil Procedure, or as "waste," "pollution," or "contamination" in Sections 13000 ET SEQ. of the California Water Code, and in the regulations promulgated pursuant to said laws or any replacement thereof; and (iv) all other substances, materials and wastes which are regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations, or classified or identified as posing a threat to human health or the environment, including without limitation federal laws and regulations and California law set forth above, and any radioactive wastes or substances. The term "Hazardous Substances" does not include consumer products which are used in accordance with their intended use.

       3.20 BANK ACCOUNTS; SECURITIES. Attached hereto as Schedule 3.20 is a true, correct and complete listing of all bank, brokerage, checking, depositary and similar accounts, lockboxes and safe deposit boxes maintained by Sierra Medical Management as of the date of Closing and at any time during the period preceding the date of Closing; this listing includes with respect to each such account (a) the account number, (b) the nature or purpose of the account, (c) the name and address of the institution at which the account is maintained, and
(d) the names of the authorized signatories on the account.

       3.21 SUBSIDIARIES. Sierra Medical Management has no subsidiaries or affiliates and does not directly or indirectly own either an equity or debt interest in any corporation, partnership, limited liability company, business trust, joint venture, joint stock company, association or other business entity.

       3.22 ARTICLES OF INCORPORATION AND BYLAWS. Copies of the Articles of Incorporation and the Bylaws of Sierra Medical Management as amended to the date hereof, certified by its Secretary as well as copies of the minute books and stock records of Sierra Medical Management which have been delivered to Prospect are true and complete copies of such instruments as of the date hereof and as of the Closing Date are and will be in full force and effect on such dates.

       3.23 INTELLECTUAL PROPERTY. Schedule 3.23 attached hereto sets forth a true and complete list of all patents, trademarks, trade names or service marks that Sierra Medical Management is licensed under or uses. To the best knowledge of Sellers, none of Sierra Medical Management's business activities infringes upon the patent, trademark, trade name or service mark rights of any third party.

       3.24 NO UNTRUE STATEMENTS. Sellers represent and warrant that (a) neither Sierra Medical Management nor Sellers have made any materially untrue statement or representation in connection with this Agreement, and (b) neither Sierra Medical Management nor Sellers have failed to state or disclose any material fact in connection with the transactions contemplated by this Agreement which under the circumstances, is required to be disclosed.

       3.25 CERTAIN ADVANCES. There are no receivables of Sierra Medical Management owing from directors, officers, employees, consultants or stockholders of Sierra Medical Management, or owing by any Affiliate of any director or officer of Sierra Medical Management, except for advances in the ordinary and usual course of business to officers for reimbursable business expenses.

       3.26 SECTION 203 OF THE DGCL NOT APPLICABLE. The provisions of Section 203 of the Delaware General Corporation Law relating to business combinations with interested stockholders, will not, prior to the termination of this Agreement, apply to this Agreement, the Merger or the transactions contemplated hereby and thereby.


                                      ARTICLE 4.

                      REPRESENTATIONS AND WARRANTIES OF PROSPECT
                         AND PROSPECT ACQUISITION CORPORATION

       Prospect and Prospect Acquisition Corporation, individually, hereby represent and warrant to Sierra Medical Management and Sellers as follows; provided however, that each such party's representations and warranties contained herein relate only to those matters which apply to such party:

       4.1 ORGANIZATION. Each of Prospect and Prospect Acquisition Corporation is a Delaware corporation validly existing and in good standing under the laws of the State of Delaware.

       4.2 PROSPECT ACQUISITION CORPORATION CAPITAL STRUCTURE. The authorized capital stock of Prospect Acquisition Corporation consists of 2,500 shares of Common Stock, $.01 par value ("Prospect Acquisition Corporation Common"). Upon the execution of this Agreement, 1,000 shares of Prospect Acquisition Corporation Common were validly issued and outstanding and were held by Prospect of record and beneficially. No options, preferred stock or convertible securities are outstanding.

       4.3 PROSPECT CAPITAL STRUCTURE. The authorized capital stock of Prospect consists of 40,000,000 shares of Common Stock, $.01 par value, and
1,000,000 shares of Preferred Stock.   4,698,471 shares of Common Stock are
issued and outstanding, and no shares of Preferred Stock are outstanding. Prospect has 477,119 and 251,776 outstanding warrants and options, respectively, to purchase Prospect Common. Since July 31, 1996, all of the outstanding shares of Prospect Common have been duly authorized, validly issued, fully paid and nonassessable, issued in compliance with applicable state and federal securities laws and not subject to preemptive rights created by statute, Prospect's Certificate of Incorporation or Bylaws or any agreement to which Prospect is a party or is bound.

       4.4 AUTHORITY. Prospect and Prospect Acquisition Corporation have all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All action on the part of Prospect and Prospect Acquisition Corporation necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of Prospect and Prospect Acquisition Corporation, enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor's rights generally and except as enforceability is subject to general principles of equity.

       4.5 NO BROKERS OR FINDERS. Except for Legend Capital Corporation, neither Prospect nor Prospect Acquisition Corporation has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by this Agreement, and if Prospect or Prospect Acquisition Corporation incurred any such liability, such liability shall be and remain the sole responsibility of Prospect or Prospect Acquisition Corporation, and Prospect and Prospect Acquisition Corporation shall indemnify, defend and hold Sellers harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees), arising out of or relating to such liability.

       4.6 NO VIOLATION OF OTHER OBLIGATIONS. Neither this Agreement nor any of the transactions contemplated hereunder violates or shall violate any lease, contract, document, understanding, agreement or instrument to which Prospect or Prospect Acquisition Corporation is a party or by which it may be bound, or any lease, contract, document, understanding, agreement or instrument affecting Prospect or Prospect Acquisition Corporation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or violate any provision of the articles of incorporation or bylaws of Prospect or Prospect Acquisition Corporation, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Prospect or Prospect Acquisition Corporation.

       4.7 NO CONSENT REQUIRED. Neither the execution of this Agreement by Prospect or Prospect Acquisition Corporation, nor the performance by Prospect or Prospect Acquisition

Corporation of their obligations under this Agreement, requires the consent of any third party that will not have been obtained and delivered to Sellers prior to the Closing Date.

       4.8 NO BANKRUPTCY PROCEEDINGS. Neither Prospect nor Prospect Acquisition Corporation has (a) made a general assignment for the benefit of creditors, (b) filed any voluntary proceeding in bankruptcy or suffered the filing of any involuntary petition by Prospect's creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of the assets, properties or business of Prospect, (d) suffered the attachment or other judicial seizure of all or substantially all of the assets, properties or business of Prospect, (e) admitted in writing its inability to pay its debts as such debts become due, or (f) made an offer of settlement, extension or compromise to its creditors generally.

       4.9 NO UNTRUE STATEMENTS. To the best of Prospect's knowledge, (a) Prospect has made no untrue statement or representation in connection with this Agreement, and (b) Prospect has not failed to state or disclose any material fact in connection with the transactions contemplated by this Agreement.

       4.10 PERFORMANCE. Prospect shall perform its obligations under this Agreement, including the ancillary agreements and the forms of which are attached hereto as exhibits.

       4.11 NO LITIGATION AND INSURANCE. Except as set forth in Exhibit 4.11, there is no pending Action relating to Prospect, Prospect Acquisition Corporation or employees thereof, and Prospect is not aware of any facts or circumstances existing as of July 15, 1997, which could serve as a basis for an Action against or affecting Prospect or which seeks or threatens to restrain, enjoin or prohibit or to obtain damages from Prospect. Prospect is not subject to any judgment, decree, order or writ of any court, agency, authority, arbitration panel or other tribunal which would materially and adversely affect Prospect. Prospect has maintained with financially responsible insurance companies insurance in such amounts and against such risks and losses as is customary for persons or companies engaged in its business, including insurance against personal injury, property damage to third persons and medical malpractice. Prospect has not received any notification from any insurance carrier denying or disputing any claim made on any policies, denying or disputing any coverage for any claim, denying or disputing the amount of any claim, or regarding the possible cancellation or material limitation of any such policies, all of which will be in effect at the Closing Date unless provision has been made for the cancellation thereof as of the Closing Date with the consent of the Sellers.

       4.12 VIOLATION OF LAWS. To the best knowledge of Prospect, Prospect is not in violation of any law, rule, regulation or administrative or judicial order pertaining to Prospect's business and which is material to the conduct of Prospect's business (including, without limitation, licensing, health care, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any of the transactions contemplated by this Agreement would violate where such violation would have a materially adverse effect on Prospect. Prospect has not been charged with, threatened with, nor is under any investigation with respect to, any charge concerning any violation of any provision of any such law, rule, regulation or order.

       4.13 INSPECTIONS. Except as set forth in Schedule 4.13, (a) Prospect has not been inspected by any governmental agency during the five (5) years prior to the date hereof; and (b) all matters which were noted by any such governmental agency as requiring correction or modifications which were requested or recommended, have been corrected so that Prospect is, to the best knowledge of Prospect, in compliance. In addition, Schedule 4.13 sets forth the present status of each such noted matter in the event Prospect has not taken or complied with any corrective Action.

       4.14 SHARES OF COMMON STOCK. The shares of Prospect Common will when issued and delivered to the Sellers in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable.

       4.15 SECTION 203 OF THE DGCL NOT APPLICABLE. The provisions of Section 203 of the Delaware General Corporation Law relating to business combinations with interested stockholders, will not, prior to the termination of this Agreement, apply to this Agreement, the Merger or the transactions contemplated hereby and thereby.


                                      ARTICLE 5.

                      COVENANTS RELATING TO CONDUCT OF BUSINESS

       During the period from the date of this Agreement and continuing until the Effective Time, each of Prospect, Prospect Acquisition Corporation, Sierra Medical Management and Sellers agree that:

       5.1 ORDINARY COURSE. Except for the potential acquisition by Prospect or Prospect Acquisition Corporation of other medical management companies, or the advancement of funds by Prospect or Prospect Acquisition Corporation to Prospect Medical Group for the purpose of effecting such acquisitions or other acquisitions of medical groups or independent practice networks, each party shall carry on business in the usual, regular and ordinary course, including the payment of all state and federal taxes, in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationship with existing and potential customers, enrollees, and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time.

       5.2 DIVIDENDS; CHANGES IN STOCK. Each party shall not and shall not propose to (a) declare or pay any dividends on or make other distributions in respect of any of their capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock, or
(c) repurchase or otherwise acquire any shares of its capital stock or rights to acquire any shares of their capital stock.

       5.3 ISSUANCE OF SECURITIES. Sierra Medical Management shall not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

       5.4 GOVERNING DOCUMENTS. Except as otherwise contemplated herein, Sierra Medical Management shall not amend its charter documents or Bylaws.

       5.5 NO SOLICITATIONS. Sierra Medical Management shall not directly or indirectly, through any officer, director, employee or agent (including any investment banker, financial advisor, attorney, accountant or other representative or agent) or otherwise solicit, initiate or encourage inquiries or the submission of proposals or offers from any third party relating to any acquisition or purchase of all or substantially all of the business, properties or assets of, or any equity interest in such entity or any merger, consolidation, business combination or similar transaction, other than pursuant to this Agreement involving such entity (an "Acquisition Transaction"), or participate in any discussions or negotiations regarding, or furnish to any other person any confidential information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or agree to endorse or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

       5.6 NO DISPOSITIONS. No party shall sell, lease or otherwise dispose of any of its assets, individually or in the aggregate, except in the ordinary course of business consistent with prior practice.

       5.7 INDEBTEDNESS. Except for capital leases entered into in the ordinary course of business Sierra Medical Management shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others.

       5.8 BUSINESS RELATIONS. Sierra Medical Management will use its best efforts to preserve the business organization to keep available the services of present employees, agents and representatives (except those employees terminated for cause or consistent with sound business practices) and to preserve the goodwill and relationships of suppliers, staff and others with whom business relationships exist.

       5.9 OTHER ACTIONS. No party shall permit any of their officers, directors, employees or agents to take any action that would, or reasonably would be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions set forth in Article 7 not being satisfied.

       5.10 ADVISE OF CHANGES; GOVERNMENT FILINGS. Prospect, Prospect Acquisition Corporation, Sierra Medical Management and Sellers shall confer with one another on a regular and frequent basis, and report on operational matters and promptly advise one another in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other party (or its counsel) with copies of all other filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

       5.11 ACCOUNTING METHODS. No party shall change their methods of accounting in effect as of the date hereof except as required by changes in GAAP.

       5.12 TAX-DEFERRED TREATMENT. No party shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

       5.13   COMPENSATION, BENEFIT PLANS.  Sierra Medical Management shall not
(i) adopt any collective bargaining agreement with employees, (ii) enter into, adopt, amend or terminate any benefit plan or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors or officers, in each case so as to materially increase benefits thereunder, (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iv) create or amend any stock plan or grant any equity based award pursuant to any stock plan or otherwise, or (v) enter into any contract or agreement providing for the payment to any director, officer or employee compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

       5.14 SIERRA MANAGEMENT AGREEMENT. Sierra Medical Management shall not amend the Sierra Management Agreement, nor any of the exhibits thereto.


                                      ARTICLE 6.

                                ADDITIONAL AGREEMENTS

       6.1 ACCESS TO INFORMATION. Sierra Medical Management shall afford the other parties and shall cause its independent accountants to afford to such persons, and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of its properties, books, contracts, commitments and records and to the independent accountants reasonable access to the audit work papers and other records of its accountants. During such period, Sierra Medical Management shall use reasonable efforts to furnish promptly to the other parties all information concerning the business, properties and personnel as may be reasonably requested. No party will use such information for purposes other than this Agreement and will otherwise hold such information in confidence until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason each party shall promptly return, or cause to be returned, to the disclosing party all documents obtained from the other party and any copies made of such documents, extracts and copies thereof.

       6.2 LEGAL CONDITIONS TO THE MERGER. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to the other parties in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all reasonable actions to obtain (and to cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority, or other third party, required to be obtained or made by such party in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

       6.3 SIERRA MEDICAL MANAGEMENT STOCKHOLDERS' APPROVAL. Sierra Medical Management agrees to submit this Agreement and the Certificate of Merger and any related matters to its stockholders for approval, all as provided by law and its Certificate of Incorporation and Bylaws. The Board of Directors of Sierra Medical Management has unanimously recommended to the Sierra Medical Management stockholders that such stockholders approve the transactions contemplated by this Agreement and the Certificate of Merger. Prior to the Effective Time, Sierra Medical Management will have obtained the consent of its stockholders to the Merger and the transactions contemplated hereunder and the filing of the Certificate of Merger.

       6.4 BLUE SKY LAWS. Each party shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable with the Merger.

       6.5 COMMUNICATIONS. Between the date hereof and the Effective Time, neither Sierra Medical Management nor Prospect will furnish any communication to its stockholders or to the public generally if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement or the Certificate of Merger without the prior approval of the other party as to the content thereof, which approval shall not be unreasonably withheld (unless such disclosure is nonetheless required in the opinion of counsel), and subject to each party's compliance with applicable law.

       6.6 DELIVERY OF STOCK CERTIFICATES. Prospect will issue and deliver as and when required by the provisions of this Agreement, the certificates representing the shares of Prospect Common into which the shares of Sierra Medical Management Common outstanding immediately prior to the Effective Time shall have been converted as provided in this Agreement.

       6.7 UPDATE TO DISCLOSURES. Without limiting any party's right to rely on the representations and warranties as of the date of this Agreement, each party shall provide the other parties with updates to the disclosures provided or made available to such other parties as to material facts which arise between the date of this Agreement and the Closing Date and which, if they had occurred and been known prior to the date of this Agreement would have been required to have been disclosed in order to make the representations and warranties contained in Article 3 or Article 4, as applicable, true and correct as of the date of this Agreement.

       6.8 GOOD FAITH. Each party shall act in good faith in an attempt to cause all the conditions precedent to its obligations under this Agreement to be satisfied. Each party will act in good faith and take all reasonable action within its capability necessary to render accurate as of the Effective Time its representations and warranties contained in this Agreement.

       6.9 STATE STATUTES. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Prospect and its Board of Directors shall use their reasonable best efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

       6.10 AMENDED LEASES. At the Closing, Sierra Medical Management shall enter into amended and restated leases for the four properties being leased as set forth more fully in the Stock Purchase Agreement.

       6.11 SECURITIES ISSUES. Sierra Medical Management and Sellers agree and acknowledge that the shares of Prospect Common to be issued in the Merger are "restricted securities," as that term is defined under the Securities Act of 1933, as amended, and are not freely tradeable. Prior to issuing Prospect Common to the stockholders of Sierra Medical Management, each stockholder of Sierra Medical Management will be required to execute a Stockholder Representation Agreement in the form of that attached hereto as Exhibit F, in order to comply with applicable federal and State securities laws. The Stockholder Representation Agreement will contain appropriate representations, warranties and covenants by each holder of Sierra Medical Management Common, including an agreement not to sell, transfer, or make any other disposition of Prospect Common unless and until (a) such shares of Prospect Common are included in a registration statement or a post-effective amendment under the Securities Act which has been filed by Prospect and declared effective by the SEC or (b) in the opinion of counsel for Prospect, no such registration statement or post-effective amendment is required, or (c) the SEC has first issued a "no action" letter regarding any such proposed disposition of the Prospect Common.


                                      ARTICLE 7.

                                 CONDITIONS PRECEDENT

       7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by such party:

              (a) GOVERNMENT APPROVALS. All authorizations, consents, orders or approvals of, or declarations of filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement and any such requirements under applicable state securities laws shall have been filed, occurred or been obtained, if failure to make such filings or obtain such approvals would be materially adverse to Prospect or Sierra Medical Management. There shall be no regulatory action threatened or pending which could result in suspension or revocation of any Permits held by Sierra Medical Management, Sierra Medical Group, Prospect, Prospect Acquisition Corporation or Prospect Medical Group.

              (b) THIRD-PARTY APPROVALS. Any and all consents or approvals required from third parties relating to contracts, agreements, permits, leases and other instruments, material to the respective businesses of Prospect (unless waived by Sierra Medical Management and Sellers) or Sierra Medical Management (unless waived by Prospect) shall have been obtained.

              (c) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, shall be pending which, in the good faith judgment of Prospect's Board of Directors has a reasonable probability of resulting in such order or injunction. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

              (d) STATUTES. No statute, rule or regulation shall have been enacted by the government of the United States or any state or agency thereof which would (i) make the consummation of the Merger illegal, (ii) prohibit Prospect's or Surviving Corporation's ownership or operation of all or a material portion of the business or assets of Sierra Medical Management, or compel Prospect or Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of Sierra Medical Management, as a result of the Merger, or (iii) render Prospect, Sierra Medical Management or Prospect Acquisition Corporation unable to consummate the Merger, except for any waiting period provisions.

              (e) ACQUISITION OF SIERRA MEDICAL GROUP STOCK. Pursuant to the terms of the Stock Purchase Agreement, (i) Sierra shall have transferred the stock to be sold under such agreement to Prospect Medical Group, (ii) the parties to the Stock Purchase Agreement shall have otherwise completely performed their respective obligations under the Stock Purchase Agreement, and
(iii) all transactions contemplated thereby have been consummated.

              (f) JAYAKUMAR EMPLOYMENT AGREEMENT. Jayaratnam Jayakumar shall have executed an employment agreement with Prospect Acquisition Corporation, effective as of the Closing, a copy of which is attached hereto as Exhibit G.

              (g) JAYAKUMAR NON-COMPETITION AGREEMENT. Jayaratnam Jayakumar shall have executed a non-competition agreement with Prospect Acquisition Corporation, effective as of the Closing, a copy of which is attached hereto as Exhibit J.

       7.2 CONDITIONS TO OBLIGATIONS OF PROSPECT AND PROSPECT ACQUISITION CORPORATION. The obligations of Prospect and Prospect Acquisition Corporation to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Prospect and Prospect Acquisition Corporation:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sierra Medical Management and Sellers set forth in this Agreement and the Certificate of Merger shall be true and correct in all respects as of the date of this Agreement and as if made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and Prospect shall have received a certificate or certificates signed by the chief executive officer and chief financial officer of Sierra Medical Management to such effect.

              (b) PERFORMANCE OF OBLIGATIONS OF SIERRA MEDICAL MANAGEMENT. Sierra Medical Management shall have performed in all respects all obligations required to be performed under this Agreement and the Certificate of Merger prior to the Closing Date, and Prospect shall have received a certificate signed by the chief executive officer and chief financial officer of Sierra Medical Management to such effect.

              (c) SIERRA MEDICAL MANAGEMENT STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated herein and hereby shall have been approved and adopted by the required affirmative vote of the holders of the outstanding shares of Sierra Medical Management.

       7.3 CONDITIONS TO OBLIGATIONS OF SIERRA MEDICAL MANAGEMENT. The obligations of Sierra Medical Management and the Sellers to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by Sierra Medical Management and the Sellers:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Prospect and Prospect Acquisition Corporation set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as if made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and Sierra Medical Management shall have received a certificate signed by the chief executive officer and chief financial officer of Prospect to such effects as to Prospect and Prospect Acquisition Corporation.

              (b) PERFORMANCE OF 0BLIGATIONS OF PROSPECT AND PROSPECT ACQUISITION CORPORATION. Prospect and Prospect Acquisition Corporation shall have performed in all respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and Sierra Medical Management shall have received a certificate signed by the chief executive officer and chief financial officer of Prospect to such effect.

              (c) PAYMENT OF CASH CONSIDERATION. Prospect shall have paid at the Closing the aggregate cash consideration of $625,000 to Jayaratnam Jayakumar.

              (d) DELIVERY OF JAYAKUMAR PROMISSORY NOTE. Prospect Acquisition Corporation shall have delivered at the Closing the Jayakumar Promissory Note in the principal amount of $250,000, the form of which is attached hereto as Exhibit C, to Jayaratnam Jayakumar.

              (e) DELIVERY OF OPTION. Prospect shall have delivered at the Closing the Option, the form of which is attached hereto as Exhibit B.

              (f) DELIVERY OF PROSPECT COMMON TO SELLERS. Prospect shall have issued at the Closing the Prospect Common to Sellers as set forth in
Section 2.4 hereinabove.

              (g) JAYAKUMAR EMPLOYMENT AGREEMENT. Jayaratnam Jayakumar shall have executed an employment agreement with Prospect Acquisition Corporation, effective as of the Closing, a copy of which is attached hereto as Exhibit G.

              (h) JAYAKUMAR NON-COMPETITION AGREEMENT. Jayaratnam Jayakumar shall have executed a non-competition agreement with Prospect Acquisition Corporation, effective as of the Closing, a copy of which is attached hereto as Exhibit J.

                                      ARTICLE 8.

                                       CLOSING

       8.1 CLOSING DATE. The Closing under this Agreement (the "Closing") shall be held as promptly as practicable, but not more than ten (10) business days following the later of (a) the approval of the Merger by the stockholders of Sierra Medical Management and (b) satisfaction of all other conditions precedent to the Merger specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof. In any event, if the Closing has not occurred on or before October 31, 1997, this Agreement may be terminated as provided in Section 11.1(c). Such date on which the Closing is to be held is herein referred to as the "Closing Date." The Closing shall be held at the offices of Miller & Holguin, 1801 Century Park East, 7th Floor, Los Angeles, California, at 10:00 A.M. on such date, or on such other date and at such other time and place as the parties may agree upon in writing.

       8.2 FILING DATE. Subject to the provisions of this Agreement, on the Closing Date, a fully executed and acknowledged copy of the Certificate of Merger meeting the requirements of the Delaware General Corporation Law, shall be filed with the Delaware Secretary of State, all in accordance with the provisions of this Agreement.

       8.3 CLOSING CERTIFICATES. On the Closing Date, each of the officers and directors of Sierra Medical Management and Prospect shall have executed closing certificates stating that the representations, warranties and covenants contained in this Agreement are true and correct as of the Closing.

       8.4 PAYMENT OF CASH CONSIDERATION. Prospect shall pay the aggregate cash consideration of $625,000 in the amounts and to the stockholders of Sierra Medical Management.

       8.5 EXECUTION OF JAYAKUMAR EMPLOYMENT AGREEMENT. Prospect Acquisition Corporation and Jayaratnam Jayakumar shall execute an employment agreement in the form of that attached hereto as Exhibit G.

       8.6 EXECUTION OF JAYAKUMAR NONCOMPETITION AGREEMENT. Prospect Acquisition Corporation and Jayaratnam Jayakumar shall execute a noncompetition agreement in the form of that attached hereto as Exhibit J.

       8.7 DELIVERY OF JAYAKUMAR PROMISSORY NOTE. Prospect Acquisition Corporation shall execute and deliver the Jayakumar Promissory Note in the form of that attached hereto as Exhibit C.


                                      ARTICLE 9.

                SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

       The representations, warranties and covenants of Sierra Medical Management, Sellers, Prospect and Prospect Acquisition Corporation contained in this Agreement and in the certificates executed as set forth in Section 8.3 herein, shall survive the Effective Time. All representations, warranties and covenants in or pursuant to this Agreement shall be deemed to be conditions to the Merger.


                                     ARTICLE 10.

                                 PAYMENT OF EXPENSES

       Prospect, Prospect Acquisition Corporation and Sierra Medical Management shall each pay their own fees and expenses incurred incident to the preparation and carrying out of the transactions herein contemplated (including legal, accounting and travel). Further, Sierra Medical Management and Sellers agree that legal fees incurred in connection with the Acquisition, including (i) the Merger and the transactions contemplated in this Agreement and (ii) the transactions contemplated by the Stock Purchase Agreement, exceeding $30,000 shall be paid by Sellers individually and not by Sierra Medical Management or Sierra Medical Group.


                                     ARTICLE 11.

                          TERMINATION, AMENDMENT AND WAIVER

       11.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Sierra Medical Management:

              (a) by mutual written consent of Sierra Medical Management and Prospect;

              (b) by either Prospect or Sierra Medical Management if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other party set forth in this Agreement; provided that if such breach is curable, such breach has not been promptly cured after written notice of such breach;

              (c) by either Prospect or Sierra Medical Management if the Merger shall not have been consummated before October 31, 1997 (which failure, in the case of termination by Prospect or Prospect Acquisition Corporation, was due to a failure of any of the conditions to the obligations of Prospect and Prospect Acquisition Corporation set forth in Section 7.2 hereof and, in the case of Termination by Sierra Medical Management, was due to a failure of any of the conditions to the obligations of Sierra Medical Management set forth in
Section 7.3 hereof);

              (d) by either Prospect or Sierra Medical Management if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority which would make consummation of the Merger illegal;

              (e) by Prospect if the unanimous approval of the Sierra Medical Management stockholders shall not have been obtained by October 31, 1997;

              (f) by Prospect if Sierra Medical Management shall have adopted, approved or implemented or taken any action in respect of, entered into any plan of liquidation agreement with respect to, or commenced or undertaken, any restructuring or recapitalization plan which contemplates the disposition or distribution, directly or indirectly, of any material amount of assets or securities of Sierra Medical Management to some or all of its security holders either by dividend, share purchase, exchange offer, reclassification, merger, exchange or otherwise or by Sierra Medical Management if Section 368(a)(2)(D) of the Code cannot be satisfied as a result of dissenting stockholders of Sierra Medical Management;

              (g) by Prospect if any condition to Prospect's obligation to complete the Merger has not been satisfied or waived by Prospect;

              (h) by Sierra Medical Management if any condition to Sierra Medical Management's obligation to complete the Merger has not been satisfied or waived by Sierra Medical Management.

       11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Sierra Medical Management or Prospect as provided in Section 11.1, this Agreement and the Certificate of Merger shall forthwith become void and there shall be no liability or obligation on the part of Prospect or Sierra Medical Management or their respective officers or directors except for (i) the last sentence of Section 6.1, and (ii) the provisions of Article 10, and except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

       11.3 AMENDMENT. This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of

Sierra Medical Management, but, after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       11.4 EXTENSION, WAIVER. At any time prior to the Effective Time, any party hereto, by such corporate action as shall be appropriate, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other act of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                     ARTICLE 12.

                                       GENERAL

       12.1 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid by telecopy, or by courier service, as follows:

              If to Prospect or Prospect Acquisition Corporation, to:

                                   Prospect Medical Holdings, Inc.
                                   18200 Yorba Linda Blvd., Suite 409
                                   Yorba Linda, CA 92686
                                   Attention: Jacob Y. Terner, M.D.

              With a copy to:      Miller & Holguin
                                   1801 Century Park East, 7th Floor
                                   Los Angeles, CA 90067
                                   Attention: Thomas James Wingard, Esq.

              If to Sierra Medical Management or Sellers, to:

                                   Sinnadurai Moorthy, M.D.
                                   44725 10th Street West, Suite 250
                                   Lancaster, California 93534

                                   Karunyan Arulanantham, M.D.
                                   1675 Staffordshire Drive
                                   Lancaster, California 93534

                                   Jayaratnam Jayakumar
                                   44343 Soft Avenue
                                   Lancaster, California 93536

              With a copy to:      Arter & Hadden
                                   700 S. Flower St., Suite 3000
                                   Los Angeles, California 90017
                                   Attention:  Jack Goldman, Esq.

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

       12.2 HEADINGS. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

       12.3 COUNTERPARTS. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

       12.4 BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto. Except for an assignment to Imperial Bank, a California banking corporation, neither Prospect, Prospect Acquisition Corporation, Sierra Medical Management nor Sellers may assign or transfer any rights under this Agreement.

       12.5 INTEGRATION. All prior agreements, representations and understandings between the parties are incorporated in this Agreement which constitutes the entire contract between the parties. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included herein and may not be contradicted by evidence of any prior or contemporaneous written or oral representations, agreements or understandings, whether express or implied. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by each of the parties.

       12.6 INCORPORATION OF EXHIBITS. All Exhibits attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

       12.7 GOOD FAITH. Each of the parties hereto agrees that it shall act in good faith in an attempt to cause all the conditions precedent to their respective obligations to be satisfied.

       12.8 APPLICABLE LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.

       12.9 DISPUTE. The parties firmly desire to resolve all disputes arising hereunder without resort to litigation in order to protect their respective business reputations and the confidential nature of certain aspects of their relationship. Accordingly, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as set forth below.

              (a) All disputes which in any manner arise out of or relate to this Agreement or the subject matter thereof, shall be resolved exclusively by arbitration in accordance with the provisions of this Section 12.9. Either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the controversy, the dollar amount involved, if any, and the remedies sought, and attaching a copy of this Section to the demand.

              (b) The parties stipulate to arbitration before a single, mutually agreed upon arbitrator sitting on the Los Angeles, California Judicial Arbitration Mediation Services (JAMS) panel. In the event that the parties are unable to agree upon the person chosen as arbitrator within 30 days of the demand for arbitration, the arbitrator shall be selected in the sole discretion of the JAMS administrator. The arbitrator shall be a member of the California bar.

              (c) The parties shall share all costs of arbitration. The prevailing party shall be entitled to reimbursement by the other party of such party's attorneys' fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

              (d) The substantive law of the State of California shall be applied by the arbitrator. All proceedings in arbitration shall be in accordance with the California Code of Civil Procedure, as amended, and the parties shall have the right to legal discovery in any matter submitted to arbitration in satisfaction of California Code of Civil Procedure Section 1283.05, as permitted by California Code of Civil Procedure Section 1283.1(b).

              (e) Arbitration shall take place in Los Angeles, California unless the parties otherwise agree. As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator. As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

              (f) All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement. The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator's judgment. Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

              (g) Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar equitable relief.

              (h) The decision and award of the arbitrator shall be kept confidential by the parties to the greatest extent possible. No disclosure of such decision or award shall be made by the parties except as required by law or as necessary or appropriate to effect the enforcement thereof.

              (i) Should either party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

       12.10 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

       12.11 THIRD PARTY BENEFICIARIES. Except as expressly set forth herein, no provision of this Agreement, including the Exhibits and Schedules hereto, is intended or should be construed to create any third party beneficiaries or to give any rights, including rights of subrogation, to any person other than the parties to this Agreement.

       12.12 BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as possible. The parties hereto shall do and perform or cause to be done and performed all such further actions and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party hereby may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

       IN WITNESS WHEREOF, Prospect, Sierra Medical Management and Sellers have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

SIERRA MEDICAL MANAGEMENT, INC.         PROSPECT MEDICAL HOLDINGS, INC.



By:  /s/ Sinnadurai Moorthy             By:  /s/ Jacob Y. Terner, M.D.
     ------------------------------          ------------------------------
Its: Sinnadurai Moorthy, M.D.           Its: CEO
     ------------------------------          ------------------------------



/s/ Sinnadurai Moorthy
-----------------------------------
Sinnadurai Moorthy, M.D.

/s/ Karunyan Arulanantham
-----------------------------------
Karunyan Arulanantham, M.D.

/s/ Jayaratnam Jayakumar
-----------------------------------
Jayaratnam Jayakumar

                                     EXHIBITS TO
                       AGREEMENT AND PLAN OF REORGANIZATION(1)


     SCHEDULES
     Schedule 3.2        Authorization
     Schedule 3.11       Contracts
     Schedule 3.19       Environmental Conditions
     Schedule 3.20       Bank Account
     Schedule 3.23       Intellectual Property
     Schedule 4.11       Litigation of Purchaser
     Schedule 4.13       Inspections

     EXHIBITS

     A                   Certificate of Merger
     B                   Jayakumar Option Agreement -- Exhibit 10.49
     C                   Jayakumar Promissory Note -- Exhibit 10.48
     F                   Stockholder Representation Agreement
     G                   Jayakumar Employment Agreement -- Exhibit 10.46
     J                   Non-Competition Agreement -- Exhibit 10.47


(1) The Registrant hereby undertakes to provide to the Securities and Exchange Commission upon request copies of any of the exhibits listed above not otherwise filed with this Form S-1 Registration Statement as noted above.